Exhibit 99.1

DELPHAX TECHNOLOGIES ANNOUNCES PLAN TO DE-REGISTER COMMON STOCK

Company Reaffirms Expectations for Improved Sales and Return to Operating Profitability in Fourth Quarter

Minneapolis, Nov. 4, 2008 - Delphax Technologies Inc. (Pink Sheets:DLPX.PK), a global provider of high-speed digital printing systems, announced today that its board of directors has approved a plan to de-register the company's common stock on or about Dec. 10, 2008. Upon the filing of Form 15 with the Securities and Exchange Commission on or about Dec. 10, 2008, the company will no longer file Forms 10-Q, 10-K or 8-K under the Securities and Exchange Act of 1934 (Exchange Act). The company also will not mail proxy statements meeting the requirements of the Exchange Act in connection with any shareholder meetings. The company is eligible to de-register because it has less than 300 shareholders of record.

"After careful consideration, the company took this action because the disadvantages to our shareholders of continuing as a registered public company far outweigh the advantages," said Dieter Schilling, president and chief executive officer. "The burden placed on the company, given its size, for maintaining its registered status is considerable, both from a financial and a strategic standpoint. Considering the lack of analyst coverage and the thinly traded nature of our stock, the board of directors believes that the company and its shareholders are not receiving a meaningful benefit from the necessary investment of time and money in maintaining public reporting compliance. We believe that our shareholders are better served by de-registration, which will allow management to focus on operating the business and trying to increase shareholder value. The company intends to update its shareholders with annual financial information and interim communications covering important developments.

"The board of directors believes that while the liquidity for our stock may be reduced, the administrative and financial savings associated with de-registration are in the best interest of our shareholders."

As a result of de-registration, the company's securities will not be eligible for trading on any national exchange or the OTC Bulletin Board; however, the company's securities may be eligible for quotation on the Pink Sheets (www.pinksheets.com) by broker-dealers as they have been for several months. There can be no assurance, however, that any broker-dealer will make or continue to make a market in the company's common stock, which would be required for trading on the Pink Sheets.

Delphax is also re-affirming its earlier guidance for improved sales and a return to operating profitability for the fiscal 2008 fourth quarter.

Net sales for the fiscal 2008 fourth quarter ended Sept. 30, 2008 are expected to be in the range of $11.2 million to $11.6 million, which includes $1.2 million in equipment sales, and would be the highest quarterly sales figure achieved by the company during fiscal 2008. Net sales for the fourth quarter of 2007 were $10.9 million, including $617,000 in equipment sales. As announced earlier today, the estimated sales results for the fourth quarter of fiscal 2008 include the recognition of revenue on a CR Series press placed into service in Europe during the first quarter of fiscal 2008, as well as the upgrade of another CR Series press sold and placed into service in South Africa during the fourth quarter of fiscal 2008. In addition, the company also placed into service a CR Series press that was sold in Europe with extended payment terms. The revenue on this sale is expected to be recognized in fiscal 2009.

For the fourth quarter ended Sept. 30, 2008, Delphax expects to achieve an operating profit in the range of $500,000 to $900,000, compared with $14,000 for the fiscal 2007 fourth quarter. The range in the estimate for the fourth quarter operating profit is due to the company needing to complete the closing of its books for the quarter and fiscal year. For all of fiscal 2008, the company expects to have an operating loss of $5.0 million to $5.4 million, compared with operating income of $621,000 for fiscal 2007.

Also for the fourth quarter of fiscal 2008, the company expects its net results to be in the range of a net loss of $200,000 to net income of $300,000, or ($0.02) per share to $0.04 per share, compared with a net loss of $401,000, or $0.06 per share, for the fourth quarter of fiscal 2007. Again, the range in the estimate for the fourth quarter net income or loss is due to the company needing to complete the closing of its books for the quarter and the fiscal year. For the year ended Sept. 30, 2008, the company expects of have a net loss of $6.9 million to $7.4 million, or $1.03 to $1.09 per share, compared with a net loss of $788,000, or $0.12 per share, for all of fiscal 2007.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. The company's common stock is currently quoted over the counter under the symbol DLPX.PK. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952)939-9000
gfurness@delphax.com